Exhibit 99.1

MAGNEGAS ANNOUNCES FINANCING OF UP TO $10.6 MILLION

MagneGas Corporation ("MagneGas" or the "Company") (MNGA), a technology company that counts among its inventions a patented process that converts renewable and liquid waste into MagneGas2® fuel, announced today that on June 27, 2016, it entered into an agreement with a single institutional investor for a registered direct placement and concurrent private placement of up to approximately $10.6 million. The Securities Purchase Agreement provides for the sale of initial gross proceeds of approximately $4 million, which is comprised of $3 million of pre-funded warrants and a $1 million Senior Convertible Debenture, which securities are exercisable and convertible into an aggregate number of shares equal to 7,017,544. The Securities Purchase Agreement also provides for the issuance of an additional investment “greenshoe” common stock purchase warrant for the investor to purchase up to an additional $6.6 million of common stock and warrants at $1.01 per share (approximately 31% premium to the closing market price) during the 3 month period after shareholder approval is obtained and deemed effective.

At the initial closing, the investor will also receive the following warrants: a Series E-1 common stock purchase warrant to purchase 3,508,772 shares of common stock, which warrant is exercisable 6 months from the date of issuance and will have a term of 7 years; a Series E-2 common stock purchase warrant to purchase 1,754,386 shares of common stock, which warrant is exercisable 6 months from the date of issuance and will have a term of 7 years; an unvested Series E-5 common stock purchase warrant to purchase 3,508,772 shares of common stock, which warrant is exercisable 6 months from the date of issuance and will have a term of 7 years; and an unvested Series E-6 common stock purchase warrant to purchase 1,754,386 shares of common stock, which warrant is exercisable 6 months from the date of issuance and will have a term of 7 years. The Series E-1 and E-5 warrants have an exercise price of $1.05. The Series E-2 and E-6 warrants have an exercise price of $1.30.

The Series E-1, E-2, E-5 and E-6 warrants and the Senior Convertible Debenture are being offered in a concurrent private placement. The Series E-1 and E-2 warrants vest immediately and are exercisable 6 months from the date of issuance. Additionally, in connection with the issuance of the greenshoe warrant, the Series E-5 and E-6 unvested warrants will be issued at closing and will vest ratably only upon the exercise of the greenshoe warrants. To the extent the greenshoe warrants are not exercised before expiration, any unvested warrants will also terminate. The Senior Convertible Debenture issued as part of the initial closing will be convertible into 1,754,386 shares of common stock.

The placement is expected to close on or before June 29, 2016, subject to satisfaction of customary closing conditions.

The pre-paid warrants and greenshoe warrants are being offered pursuant to a shelf registration statement (File No. 333-207928), which was declared effective by the United States Securities and Exchange Commission ("SEC") on June 15, 2016.  The balance of the securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Accordingly, the debentures and unregistered warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MagneGas Corporation

MagneGas® Corporation (MNGA). The Company owns a patented process that converts various liquids and liquid wastes into hydrogen based fuels. These fuels can be used as a replacement to natural gas or for metal cutting. The Company's testing has shown the fuels are faster, cleaner and more productive than other alternatives on the market. They are also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas® into the metal working market as a replacement to acetylene.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements relate to future events, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov .

Investor Contacts:

KCSA Strategic Communications

Philip Carlson

+1 212.896.1233

pcarlson@kcsa.com